AVITAS, Inc. World Headquarters
14520 Avion Parkway, Suite 300
Chantilly, Virginia 20151 USA
Phone: 703.476.2300
Fax: 703.860.5855
www.avitas.com

December 5, 2012

General Electric Capital Corporation
901 Main Avenue
Norwalk, CT 06851

Re: Valuation of Certain Aircraft of Subsidiaries of General Electric Capital Corporation

Ladies and Gentlemen:

We consent to the (i) use of the report prepared by us with respect to the aircraft referred to in the prospectus included in General Electric Capital Corporation’s Amendment No. 1 to its Registration Statement Form S-3 (Registration No. 333-178262), filed with the Securities and Exchange Commission on December 5, 2012 and any amendments or supplements thereto, (ii) references to such report in the prospectus supplement thereto, including but not limited to references under the headings “Summary,” “Description of the Collateral” and “Experts” and (iii) references to our firm, including but not limited to references under the headings “Summary,” “Description of the Collateral” and “Experts.”

AVITAS, INC.

By: /s/

Mr. Douglas B. Kelly
Senior Vice President - Asset Valuation ISTAT Senior Certified Appraiser